N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051

March 21, 2023

Marc Chini

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Dear Marc,

This letter agreement (the “Letter Agreement”) is intended to document our agreements with respect to the terms of your retirement and as an amendment of certain specific terms of the Executive Compensation Agreement dated August 30, 2019 (the “ECA”) between you and Kohl’s Department Stores, Inc. (the “Company”). In the event of any conflict between this Letter Agreement and the ECA, this Letter Agreement shall control.

1.
Resignation as CPO Transition Date.

Pursuant to your request, we have agreed that you will resign from your position as the Company’s Chief People Officer (“CPO”) on April 2, 2023 (the “Transition Date”). Except as expressly set forth in this Letter Agreement, you formally resign from all offices, positions, titles and capacities you now hold or have held with Company and its affiliates, effective on the Transition Date. Company hereby accepts this resignation. From the date of this Letter Agreement until the Transition Date, you will continue in your current capacity as CPO and an Executive Officer, managing the business and your team in a “business as usual” manner. Between the date of this Letter Agreement and the Transition Date, the terms of your ECA shall remain unmodified.

2.
Transition Period.

Notwithstanding your resignation as CPO on the Transition Date, from the Transition Date through November 15, 2023 (the “Transition Period”), you will continue to be an employee of Company as a non-executive Senior Advisor. During the Transition Period, you agree to be available for reasonable periods of time to provide transitional assistance or to work on special projects, all at the discretion of the Chief Executive Officer of Company. For as long as you provide such assistance and work on special projects as requested during the Transition Period, you will continue to earn and receive your current level of salary and benefits during the Transition Period, except as otherwise provided in this Letter Agreement. To the extent you provide the services requested during the Transition Period, you will be eligible for a pro-rated bonus under the Fiscal 2023 Annual Incentive Plan, pro-rated from the beginning of the 2023 Fiscal Year through the Transition Date. Except as otherwise provided in this Letter Agreement, you will continue to be treated as an employee for purposes of all of Company’s benefit plans during the Transition Period. At the end of the Transition Period your employment with Company will end

N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051

and you will be entitled to no further compensation or benefits but for those provided by this Letter Agreement. At the end of the Transition Period or, if earlier, upon request by Company, you agree to immediately return to Company all documents, records, and materials belonging and/or relating to Company, and all copies of all such materials. At the end of the Transition Period, or if earlier, upon request Company, you further agree to destroy such records maintained by you on your own computer equipment.

For purposes of the ECA, you agree and acknowledge that your role change from CPO to Senior Advisor is voluntary and shall not be treated as a triggering event for Good Reason under the ECA. During the Transition Period, the terms of your ECA shall remain in place, except as modified below in Paragraph 4.

3.
Equity Awards.

From the date of this Letter Agreement, you will no longer be eligible for any new equity award grants such as performance share units or restricted share units under Company’s Long-Term Compensation Plan. Provided you remain employed until the Transition Date in accordance with Paragraph 1 above and that you provide the services requested during the Transition Period in accordance with Paragraph 2 above, Company will treat your retirement as a “retirement” for purposes of all of the outstanding restricted stock units and performance share units held by you on the Transition Date, where the last day of your employment and your retirement date for purposes of those awards will be the last date of the Transition Period. Any restricted shares that are scheduled to vest following the Transition Period shall be forfeited as of the last date of the Transition Period.

4.
Termination During Transition Period.

As mentioned above, the terms of your ECA shall remain in place during the Transition Period and the parties retain their rights to terminate the Senior Advisor relationship prior to the end of the Transition Period set forth in paragraph 2. Notwithstanding the foregoing, in the event of a termination of your employment during the Transition Period, if such termination is a termination described in Sections 2.4 – 2.7 of the ECA, the “Severance Payment” for the applicable termination is hereby amended to mean an amount equal to the amount of base salary in effect as of the date of this Letter Agreement payable to you between the date of any such termination and the last date of the Transition Period and any “Prorated Bonus” is hereby amended to mean the amount described above in paragraph 2 which, for the avoidance of doubt, would be payable in the case of a termination under Section 2.7. No Outplacement Services or Health Insurance Continuation would be payable in the event of a termination of employment, for any reason, during

N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051

the Transition Period. For the avoidance of doubt, the terms of Sections 2.1 – 2.3 of the ECA and related definitions therein, remain unchanged by this Letter Agreement.

Further, in the event of a termination of your employment during the Transition Period pursuant to Section 2.6 or 2.7 of the ECA, any performance share unit awards held by you shall not be forfeited but instead, shall continue to vest on the same basis as if you had continued to perform services during the Transition Period (i.e., as a Retirement). As to any restricted stock unit awards held by you on the Transition Date, in the event of a termination of your employment during the Transition Period pursuant to Section 2.6 or 2.7 of the ECA, all unvested restricted stock units held by you upon such termination shall vest immediately. Except as otherwise provided in this Paragraph 4, all other terms and conditions of your equity awards under Company’s Long-Term Compensation Plan shall be as provided in the applicable award agreements and shall remain unmodified during the Transition Period.

5.
General Provisions.
(i)
Consistency With Applicable Law. You acknowledge and agree that nothing in this Agreement prohibits you from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.

(ii)
Severability. The obligations imposed by, and the provisions of, this Letter Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Letter Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.
(iii)
Assignability. This Letter Agreement and the rights and duties set forth herein may not be assigned by you, but may be assigned by Company, in whole or in part. This Letter Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051

(iv)
Effect of Breach. In the event that you breach any provision of this Letter Agreement or any restrictive covenant agreement between Company and you, you agree that Company may suspend all payments and benefits to you as a result of this Letter Agreement, recover from you any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, you agree that Company shall be entitled to injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by you of any provision of this Letter Agreement.
(v)
Governing Law; Construction. This Letter Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.

KOHL’S, INC.

By:	/s/ Thomas A. Kingsbury
Thomas A. Kingsbury
Chief Executive Officer

Accepted and agreed to as of this 21st day of March, 2023.

By:	/s/ Marc Chini
Marc Chini